Exhibit 99.2

RumbleOn Inc., to Present at the 2018 ICR Conference

CHARLOTTE, N.C., Jan. 03, 2018 (GLOBE NEWSWIRE) -- RumbleOn, Inc. (Nasdaq:RMBL), a disruptive e-commerce platform that facilitates the ability of consumers and dealers to buy, sell, trade, and finance pre-owned motorcycles and other powersport and recreation vehicles in one online location, announced today that the Company will be presenting at the 2018 ICR Conference held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, on Tuesday January 9, 2018, at 11:30 a.m. Eastern Time. Marshall Chesrown, RumbleOn’s Chief Executive Officer, will be hosting the presentation.

A webcast of the presentation will also be available on the Company’s website at investors.RumbleOn.com. An online archive will be available for a period of 90 days following the presentation.

About RumbleOn

RumbleOn operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned motorcycle and other powersport and recreation vehicles in one online location. RumbleOn’s goal is to transform the way motorcycles and other powersport and recreation vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience.  RumbleOn’s initial focus is the market for 601cc and larger on-road motorcycles.  Serving both consumers and dealers, through its online platform, RumbleOn makes cash offers for the purchase of their vehicles and intends to provide them the flexibility to trade, list, or auction their vehicle through RumbleOn’s website and mobile applications. In addition, RumbleOn offers a large inventory of used vehicles for sale along with third-party financing and associated products. For additional information, please visit RumbleOn’s website at www.RumbleOn.com.  Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Forward-Looking Statements

This press release, the webcast contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statement may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Megan Crudele (Investors)
ICR
RumbleOn@icrinc.com
646-277-1200
Source: RumbleOn, Inc.